Exhibit 99.1

MEDCATH CONTACTS:
John T. Casey Chairman/President/Chief Executive Officer (704) 708-6600	James E. Harris Chief Financial Officer (704) 708-6600

MEDCATH CORPORATION REPORTS FOURTH QUARTER EARNINGS

CHARLOTTE, N.C., Nov. 18, 2004 — MedCath Corporation (Nasdaq: MDTH), a healthcare provider focused on the diagnosis and treatment of cardiovascular disease, today announced its operating results for its fourth quarter, which ended September 30, 2004.

     Fourth quarter highlights:

•	Net revenue increased 26.1%

•	Adjusted EBITDA rose 73.2%

•	Same facility hospital net revenue increased 12.9%

•	Same facility adjusted admissions increased 11.7%

Fourth Quarter 2004 Results

     MedCath’s net revenue increased 26.1% to $182.1 million in the fourth quarter of fiscal 2004 from $144.4 million in the fourth quarter of fiscal 2003. Income from operations was $4.0 million in the fourth quarter of fiscal 2004, compared to loss from operations of $56.5 million in the fourth quarter of fiscal 2003. Adjusted EBITDA increased 73.2% to $22.2 million from $12.8 million and net loss was $6.7 million, or $0.37 per basic and diluted share, in the fourth quarter of fiscal 2004, compared to net loss of $62.1 million, or $3.46 per basic and diluted share, in the fourth quarter of fiscal 2003.

     MedCath’s fourth quarter of fiscal 2004 financial results include the following unusual items:

•	Loss on debt refinancing of $5.5 million, or $0.18 per share, related to a refinancing transaction completed in the quarter;

•	Impairment expense of $7.2 million, or $0.25 per share, related to MedCath’s decision to discontinue implementation of a healthcare information system;

•	Correction of a construction deficiency at one hospital that reduced Adjusted EBITDA by $760,000 and earnings per share by $0.02; and

•	Nonrecurring tax benefits that favorably impacted earnings per share by $0.03.

     In comparison, MedCath’s fourth quarter of fiscal 2003 financial results were negatively impacted by the following unusual items:

•	Impairment expense of $58.9 million, or $3.28 per share, related to the write-off of goodwill;

•	Expenses of $1.1 million, or $0.06 per share, related to an offering of debt securities that MedCath elected to delay and a general restructuring of MedCath’s primary credit facilities; and

•	Reduced net revenue of $1.2 million, or $0.06 per share, related to an unanticipated change in the capital cost reimbursement methodology by one of the company’s Medicare fiscal intermediaries.

     “During the fourth quarter, we achieved strong results from recurring operations in comparison to the prior year,” said John T. Casey, MedCath’s chairman, president and chief executive officer. “During fiscal 2004, we completed the aggressive hospital development program that MedCath began three years ago. We are now positioned for solid revenue and earnings growth as we focus on growing market share in these markets as well as aggressively managing costs in all of our hospitals.”

Operating Statistics

     Hospital admissions for the fourth quarter of fiscal 2004 increased 20.3% and adjusted admissions rose 23.2% from the fourth quarter of the previous fiscal year. Hospital division net revenue increased 29.6%. Same facility admissions increased 7.7%, adjusted admissions increased 11.7%, inpatient catheterization procedures increased 6.7% and inpatient surgical procedures increased 15.2%, which contributed to the increase in same facility hospital division net revenue of 12.9% during the quarter versus the prior year.

Impairment

     The impairment expense incurred during the fourth quarter of fiscal 2004 represents costs associated with the purchase of an enterprise wide healthcare information system, which had been installed in two of MedCath’s hospitals. Due to a number of functionality and integration issues experienced with this system, MedCath has determined that the system is not performing to its original specifications and thus will be replaced at the two hospitals where it has been installed and will not be installed in any additional hospitals as stated in the original license. The $7.2 million impairment expense reflects unamortized costs associated with the acquisition, development and implementation of the system. MedCath is currently engaged in efforts to recoup costs associated with the impairment from the vendor.

2005 Outlook

     For its fiscal year 2005, which ends September 30, 2005, MedCath estimates its primary financial measures to be in the following range:

Net revenue	$760.0 million to $790.0 million
Adjusted EBITDA	$105.0 million to $110.0 million
Income from continuing operations	$ 10.5 million to $ 12.0 million
Capital expenditures, recurring operations	$ 30.0 million to $ 35.0 million

     The above guidance excludes the financial results from The Heart Hospital of Milwaukee as a definitive agreement was entered into to divest the assets of The Heart Hospital of Milwaukee to a local community hospital system, as announced by MedCath on November 8, 2004. The divesture is anticipated to close prior to December 31, 2004. The Heart Hospital of Milwaukee’s financial results will be classified as discontinued operations for the fiscal quarter ending December 31, 2004.

Use of Non-GAAP Financial Measures

     This release contains measures of MedCath’s historical and expected financial performance that are not calculated and presented in conformity with generally accepted accounting principles (“GAAP”), including Adjusted EBITDA and Adjusted EBITDA before pre-opening expenses. Adjusted EBITDA represents MedCath’s net loss before interest expense; interest income; taxes; depreciation; amortization; gain or loss on disposal of property, equipment and other assets; loss on debt refinancing; impairments of goodwill and long-lived assets; other income, net; equity in net earnings of unconsolidated affiliates; and minority interest. Adjusted EBITDA before pre-opening expenses represents Adjusted EBITDA, as defined above, adjusted to exclude costs incurred during development and prior to the opening of a facility (pre-opening expenses). MedCath’s management uses Adjusted EBITDA and Adjusted EBITDA before pre-opening expenses to measure the performance of the company’s various operating entities, to compare actual results to historical and budgeted results, and to make capital allocation decisions. Management provides Adjusted EBITDA to investors to assist them in performing their analysis of MedCath’s historical operating results. Further, management believes that many investors in MedCath also invest in, or have knowledge of, other healthcare companies that use Adjusted EBITDA as a financial performance measure. Because Adjusted EBITDA is a non-GAAP measure, Adjusted EBITDA, as defined above, and Adjusted EBITDA before pre-opening expenses, as defined above, may not be comparable to other similarly titled measures of other companies. MedCath’s management provides Adjusted EBITDA before pre-opening expenses to investors to provide a financial measure of MedCath’s operations that excludes the effect of hospitals under development during the reporting period. MedCath has included a supplemental schedule with the financial statements that accompany this press release that reconciles historical and expected Adjusted EBITDA and Adjusted EBITDA before pre-opening expenses to MedCath’s net loss.

     Management will discuss and answer questions regarding MedCath’s quarterly results today during a 10 a.m. ET conference call. In the United States, you may participate by dialing (877) 697-5351. International callers should dial (706) 634-0602. The conference ID for both domestic and international callers is “MedCath”. A live webcast will also be available on the company’s web site, www.medcath.com. This information will be available on the web site on or immediately following the conference call for 30 days. A recorded replay of the call will be available until 11:59 p.m. ET, Nov. 24, 2004. To access the replay, domestic callers should dial (800) 642-1687 and international callers should dial (706) 645-9291. The archived conference ID is 1162718. This press release and the financial information included therewith will be accessible on the web, by going to www.medcath.com, “Investor Relations”, then clicking on “News”.

     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused on the diagnosis and treatment of cardiovascular disease. While each of its majority-owned hospitals is licensed as a general acute care hospital, MedCath focuses on serving the unique needs of patients suffering from cardiovascular disease. Together with its physician partners who own equity interests in them, MedCath currently owns and operates thirteen hospitals with a total of 759 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota, Texas and Wisconsin. In addition to its hospitals, MedCath provides cardiovascular care services in diagnostic and therapeutic facilities located in various states and through mobile cardiac catheterization laboratories. MedCath also provides consulting and management services tailored to cardiologists and cardiovascular surgeons.

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     Parts of this announcement contain forward-looking statements that involve risks and uncertainties. Although management believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic, regulatory and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond our control. Actual results could differ materially from those projected in these forward-looking statements. We do not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy.

     These various risks and uncertainties are described in detail under the heading — “Risk Factors” in our Registration Statement on Form S-4/A filed with the Securities and Exchange Commission on October 18, 2004. A copy of this Registration Statement, including exhibits, is available on the Internet site of the Commission at http://www.sec.gov. These risks and uncertainties include, among others, the impact of the Medicare Prescription Drug Improvement Act of 2003 and other healthcare reform initiatives, possible reductions or changes in reimbursements from government or third party payers that would decrease our revenue, greater than anticipated losses at new hospitals during the ramp up period, a negative finding by a regulatory organization with oversight of one of our hospitals, and changes in medical or other technology and reimbursement rates for new technologies.